Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Net Loss for Third Quarter 2010

MACON, GA., November 2, 2010 — Atlantic Southern Financial Group (NASDAQ:  ASFN) today reported a net loss of $3.7 million, or $0.87 per diluted share, for the third quarter of 2010 compared to net loss of $8.3 million, or $1.97 per diluted share, in the third quarter of 2009.  The net loss was primarily driven by adding $2.2 million to the allowance for loan losses and paying approximately $1.1 million in FDIC quarterly assessments.

Atlantic Southern’s net loss for the first nine months of 2010 was $9.3 million, or $2.22 per diluted share compared to the net loss of $31.3 million, or $7.44 per diluted share, for the first nine months of 2009 which included the non-recurring charge for goodwill impairment of $19.5 million.

The net interest income for the third quarter of 2010 was $3.9 million compared to $4.0 million for the same period a year earlier.  The net interest margin was 2.07 percent for the third quarter of 2010 compared to 1.56 percent for the third quarter of 2009.  The net interest income for the nine months ended September 30, 2010 was $12.1 million compared to $13.9 million for the same period a year earlier, which represents a decrease of $1.8 million.  The net interest margin was 2.00 percent for the nine months ended September 30, 2010 compared to 1.97 percent for the same period a year earlier.  “Our cost of funds continues to trend downward, our average assets decreased by $251.3 million, and we experienced a decline in the level of new problem loans.  As a result, our net interest margin improved 51 basis points over the third quarter of 2009.  The margin should continue to rebound over the next several quarters as our credit quality improves and our cost of funds continues to decrease,” stated Mark Stevens, president and chief executive officer.

The Company’s nonperforming assets increased approximately $13.2 million, or 9.61 percent, to approximately $150.2 million as of September 30, 2010 as compared to $137.0 million as of December 31, 2009.  Non-accrual loans decreased approximately $26.7 million from December 31, 2009 to September 30, 2010, due to approximately $47.5 million moving to other real estate owned and other assets, as well as $8.6 million in partial charge-offs on non-accrual loans and approximately $8.6 million in pay downs.   During the first nine months of 2010, there was approximately $38.0 million in loans moved to non-accrual.  All non-accrual loans are adequately collateralized based on management’s judgment and supported by recent collateral appraisals or have a specific reserve allocated as part of the allowance for loan loss for any inadequate collateralization.  Other real estate owned increased $40.5 million from December 31, 2009 to September 30, 2010.  This increase is due to the addition of $46.7 million in foreclosed properties and $839 thousand in capitalized improvements on several foreclosed properties being offset by the sale of $5.3 million in foreclosed properties, resulting in a loss of $225 thousand on these properties.  The Company has written down $1.5 million for several foreclosed properties based upon updated appraisals.  The Company continues to actively market and continuously monitor all other real estate owned properties in order to minimize losses.  “Our Special Assets Division remains focused on resolving problem assets by aggressively addressing weak credits and marketing our other real estate properties.  As the real estate market stabilizes, we believe our problem assets will moderate,” stated Mark Stevens.

The total nonperforming assets increased to 17.61 percent of total assets as of September 30, 2010 compared to 14.45 percent as of December 31, 2009.  Net charge-offs annualized for the third quarter of 2010 were 1.78 percent of average loans compared to 5.91 percent for the same period a year earlier.  Net charge-offs annualized for the nine months ended September 30, 2010 were 1.64 percent compared to 2.45 percent for the same period a year earlier.  During the third quarter of 2010, the Company charged off approximately $3.1 million primarily due to the impairment of several real estate loans.

At September 30, 2010, the allowance for loan loss amounted to $18.7 million, or 3.07 percent of total loans outstanding compared to $21.5 million, or 2.99 percent of total loans outstanding at December 31, 2009.  Provision for loan losses decreased approximately $9.2 million for the third quarter of 2010 to $2.2 million compared to the same period in 2009.  For the nine months ended September 30, 2010, provision for loan loss decreased $11.9 million to $5.5 million compared to the same period in 2009.  While there has been an increase in nonperforming loans, the Company decreased its provision for loan losses based on management’s analysis of the allowance for loan losses.  There has also been an overall decrease in loan activity for the three and nine months ended September 30, 2010 compared to the three and nine months ended September 30, 2009.

For the third quarter of 2010, noninterest income was $1.4 million compared to $1.1 million for the third quarter of 2009.  The increase is due to a gain of $557 thousand on the sale of several investment securities being offset by a decrease of $181 thousand in mortgage origination income.  Noninterest income for the nine months ended September 30, 2010 was $3.2 million compared to $4.5 million for the same period a year earlier.  The decrease is primarily attributed to the Company reporting a gain of $600 thousand on the sale of several investment securities during the second and third quarters of 2010 compared to a gain of $1.3 million on the sale of several mortgage-backed securities during the second and third quarters of 2009.  Also, the Company’s mortgage department experienced a decrease in mortgage closing volume during the first nine months of 2010 compared to the same period in 2009.

Noninterest expense for the third quarter of 2010 was $6.8 million compared to $6.5 million for the third quarter of 2009.  For the third quarter of 2010 when compared to the same period in 2009, there was an increase in the noninterest expense resulting from the loss on the sale and impairment of other real estate properties of $381 thousand and an increase of $374 thousand in quarterly FDIC assessments while experiencing a decrease of $377 thousand in salary and employee benefits with the Company eliminating their accrual on the 401k match for employees.  Noninterest expense for the nine months ended September 30, 2010 was $19.1 million compared to $19.5 million for the same period a year earlier, excluding the goodwill impairment charge.  For the first nine months of 2010 when compared to the same period in 2009, the Company has experienced an increase of $1.1 million in other real estate expenses and an increase of $1.5 million in quarterly FDIC assessments with an offset of a decrease in salaries and employee benefits of $1.2 million.  At the end of the third quarter of 2010, the Company held a total of 102 foreclosed properties compared to 54 properties at the end of the third quarter of 2009.  Since the Bank entered into the Cease and Desist Order with the FDIC in September 2009, the

Bank has experienced higher assessments due to the Bank’s risk classification with the FDIC. When comparing the first nine months of 2010 to the first nine months of 2009, the decrease in salaries and employee benefits is attributed to a four percent reduction in staff, a bank officer one day per quarter furlough, no accrual for bonuses, a reduction in the accrual for the Company’s salary continuation plan, and no accrual for matching employee 401k contributions. Also, subsequent to quarter end, the Bank terminated individual supplemental retirement agreements with several named executive officers.  Each affected officer voluntarily relinquished all benefits contemplated by his or her agreement, including those benefits accrued and vested as of the termination date.

At September 30, 2010, total gross loans were $607.8 million, down $110.7 million or 15.40 percent, from December 31, 2009.  Total deposits at September 30, 2010 were $786.3 million, a decrease of $74.8 million, or 8.69 percent, from December 31, 2009.  The Company was able to increase its retail time deposits at September 30, 2010 by $17.4 million from December 31, 2009 due to management’s aggressive efforts to increase core deposits obtained both locally and through a national rate-listing service.  Non-interest bearing and interest bearing deposits decreased at September 30, 2010 by $21.1 million from December 31, 2009.  Management continued to significantly reduce its exposure to, and reliance on, wholesale deposit funding by decreasing wholesale deposits at September 30, 2010 by $71.1 million from December 31, 2009.

Total shareholders’ equity was $20.2 million at September 30, 2010.  The Bank’s total risk-based capital ratio at September 30, 2010 was 5.49 percent compared to 6.19 percent at December 31, 2009.  The Company and the Bank were considered “significantly undercapitalized” by bank regulatory authorities as of September 30, 2010.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates nine banking locations in the middle Georgia markets of Macon and Warner Robins, five locations in the coastal markets of Savannah, Darien, Brunswick, one location in the south Georgia market of Valdosta, Georgia and one location in the northeast Florida market of Jacksonville, Florida.  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

Atlantic Southern Financial Group, Inc.

Financial Highlights

(unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
EARNINGS (LOSS) SUMMARY
Interest and dividend income	$8,593	$11,255	$27,323	$35,503
Interest expense	4,654	7,223	15,191	21,580
Net interest income	3,939	4,032	12,132	13,923
Provision for loan losses	2,178	11,352	5,514	17,420
Noninterest income	1,401	1,132	3,167	4,475
Operating expenses (1)	6,821	6,495	19,114	19,510
Operating loss before taxes	(3,659)	(12,683)	(9,329)	(18,532)
Income tax benefit	—	4,395	—	6,738
Net operating loss (1)	(3,659)	(8,288)	(9,329)	(11,794)
Noncash goodwill impairment charge	—	—	—	19,534
Net loss	$(3,659)	$(8,288)	$(9,329)	$(31,328)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
PERFORMANCE MEASURES
Per Share Data:
Net loss	$(0.87)	$(1.97)	$(2.22)	$(7.44)
Diluted net loss	(0.87)	(1.97)	(2.22)	(7.44)
Book value	4.79	13.66	4.79	13.66
Tangible book value	4.25	13.03	4.25	13.03

Key Performance Ratios
Return on average assets (2)	-1.68%	-2.95%	-1.37%	-3.90%
Return on average equity (2)	-63.95%	-51.47%	-47.71%	-51.67%
Net interest margin, tax equivalent (2)	2.07%	1.56%	2.00%	1.97%

(1) Excludes the non-recurring goodwill impairment charge of $19.5 million in the second quarter of 2009.

(2) Annualized

	September 30,	December 31,
	2010	2009
ASSET QUALITY
Non-performing assets/loans & OREO	22.44%	18.52%
Allowance for loan losses/total loans	3.07%	2.99%
Allowance for loan losses/non-performing loans	21.06%	18.53%
Net charge-offs to average loans (3)	1.64%	4.27%

AT PERIOD END
Loans	$607,845	$718,559
Earning Assets	763,436	892,065
Total Assets	852,581	948,380
Deposits	786,303	861,157
Shareholders’ Equity	20,160	29,639

AVERAGE BALANCES
Loans	$678,932	$779,790
Earning Assets	826,491	967,271
Total Assets	913,736	1,070,628
Deposits	833,689	927,405
Shareholders’ Equity	26,143	74,504

(3) September 30, 2010 is annualized.